Exhibit 12.1

                        PINNACLE WEST CAPITAL CORPORATION
                    Computation of Earnings to Fixed Charges
                                    ($000's)

                                                            Six Months
                                                              Ended
                                                             6/30/02      2001       2000       1999       1998       1997
                                                             --------   --------   --------   --------   --------   --------
Income From Continuing Operations                            $129,122   $327,367   $302,332   $269,772   $242,892   $235,856
Income Taxes                                                   84,672    213,535    194,200    141,592    138,589    126,943
Fixed Charges                                                 108,027    211,958    202,804    194,070    201,184    215,201
                                                             --------   --------   --------   --------   --------   --------
     Total                                                    321,821    752,860    699,336    605,434    582,665    578,000

Fixed Charges:
  Interest Expense                                             91,684    175,822    166,447    157,142    163,975    177,383
  Estimated Interest Portion of Annual Rents                   16,343     36,136     36,357     36,928     37,209     37,818
                                                             --------   --------   --------   --------   --------   --------
     Total Fixed Charges                                      108,027    211,958    202,804    194,070    201,184    215,201

Ratio of Earnings to Fixed Charges (rounded down)                2.97       3.55       3.44       3.11       2.89       2.68
                                                             ========   ========   ========   ========   ========   ========